Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts" in the Prospectus and "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 3, 2000 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 17, 2000 with respect to the financial statements of IDS Life Accounts G, F, H, LZ, KZ, IZ, N, MZ and JZ, included in Post-Effective Amendment No. 10 to the Registration Statement (Form N-4, No. 33-47302) and related Prospectus for the registration of the Group Variable Annuity Contracts to be offered by IDS Life Insurance Company.




/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 24, 2000